EXHIBIT 10.73
A.T. MASSEY COAL COMPANY
KU Contract # KUF02850

COAL SUPPLY AGREEMENT

This is a coal supply agreement (the “Agreement”) dated January 1, 2002 between KENTUCKY UTILITIES COMPANY, a Kentucky corporation, whose address is 220 West Main Street, Louisville, Kentucky 40202 (“Buyer”), and MASSEY COAL SALES COMPANY, INC. a Virginia corporation, whose address is P.O. Box 26765, Richmond, Virginia 23261 (“Seller”).

The parties hereto agree as follows:

SECTION 1. GENERAL.  Seller will sell to Buyer and Buyer will buy from Seller steam coal under all the terms and conditions of this Agreement.

SECTION 2.  TERM.  The term of this Agreement shall commence on April 1, 2002 and shall continue through March 31, 2004.

SECTION 3.  QUANTITY.

§ 3.1  Base Quantity.  Subject to the price review set forth in § 8.1, Seller shall sell and deliver, and Buyer shall purchase and accept delivery of the following annual base quantity of coal (“Base Quantity”):

YEAR	BASE QUANTITY (TONS)

4/1/02-3/31/03	800,000

4/1/03-3-31-04	800,000

The Base Quantity will be delivered in approximately equal monthly quantities and in accordance with a mutually agreed-upon schedule.

SECTION 4.  SOURCE.

§ 4.1 Source.  The coal sold hereunder, shall be supplied primarily from Seller’s Elk Run, Progress, Black Castle and Bandmill Mines, located in Boone and Logan Counties, West Virginia (the “Coal Property”).

§ 4.2 Assurance of Operation and Reserves.  Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement.  Further, Seller has adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement.  Seller will operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal.  Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses.  Seller hereby allocates to this Agreement sufficient reserves of coal meeting the quality specifications hereof so as to fulfill the quantity requirements hereof.

§ 4.3  Seller’s Preparation of Mining Plan.  If Seller claims force majeure or fails to deliver the required quantity hereunder for any other reason, Seller shall, upon request, promptly deliver to Buyer mining and production histories covering relevant time periods and plans for the Coal Property and such reasonably related supporting data as Buyer shall request.  Seller shall, upon Buyer’s request during Coal Property Inspections, if any (made pursuant to § 19), provide information to Buyer of its mining plan which shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, from which coal will be mined; (ii) methods of mining such coal; (iii) methods of transporting and, in the event a preparation plant is utilized by Seller, the methods of washing coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller’s aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement.

Buyer’s receipt of information or data furnished by Seller (the “Mining Information”) shall not in any manner relieve Seller of any of Seller’s obligations or responsibilities under this Agreement; nor shall such review be construed as constituting an approval of Seller’s proposed mining plan as prudent mining practices, such review by Buyer being limited solely to a determination, for Buyer’s purposes only, of Seller’s capability to supply coal to fulfill Buyer’s requirements of a dependable coal supply.

§ 4.4 Substitute Coal.  Notwithstanding the above, in the event that Seller is unable to produce or obtain coal from the Coal Property in the quantity and of the quality required by this Agreement, and such inability is not caused by a force majeure event as defined in § 10, Seller shall have the right to supply substitute coal after having received Buyer’s prior written consent

(which shall not be unreasonably withheld).  Such substitute coal shall be provided under all the terms and conditions of this Agreement including, but not limited to, the price provisions of §8, the quality specifications of § 6.1, and the provisions of § 5 concerning reimbursement to Buyer for increased transportation costs.

SECTION 5.  DELIVERY.

§ 5.1 Barge Delivery.  The coal shall be delivered to Buyer F.O.B. barge at the following points (each a “Delivery Point”): for Elk Run, Progress, Black Castle and Bandmill Mines, the KRT-Ceredo Dock at mile point 314.5 on the Ohio River.  Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer’s generating stations. Buyer shall retain any resulting savings in such transportation costs.

Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer’s barging contractor from the loading dock.  Buyer or its contractor shall furnish suitable barges in load ready condition in accordance with a delivery schedule provided by Buyer to Seller.  Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading and trimming the coal into barges to the proper draft and the proper distribution within the barges.  Buyer shall arrange and pay for all costs of transporting the coal by barge from the Delivery Point to its generating station(s).  For delays caused by Seller in handling the scheduling of shipments with Buyer’s barging contractor, Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor to Buyer which accrue at the Delivery Point, including the demurrage, penalties for loading less than the minimum of 1,500 tons per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements.  Buyer shall be responsible to deliver barges in as clean and dry condition as practicable.  Seller or its affiliate shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer’s barging contractor be provided convenient and safe berth free of wharfage, dockage, fleeting, switching and other harbor and port charges; that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that any water in the cargo boxes of the barges, be pumped out by the loading dock operator prior to loading; and that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer’s barging contractor.  Seller will use commercially reasonable efforts to provide to Buyer evidence that its loading dock operator carries adequate landing owner’s or wharfinger’s insurance with basic coverage of not less than $300,000, and total of basic coverage and excess liability coverage of not less than $1,000,000, such evidence to be in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for 30 days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

SECTION 6. QUALITY.

§ 6.1                       Specifications.  The coal delivered hereunder shall conform to the following specifications on an “as received” basis:

Specifications	Guaranteed Monthly Weighted Average(1)			Rejection Limits (per shipment)

BTU/LB.	min.	12,000		<	11,800

LBS/MMBTU:
MOISTURE	max.	6.67		>	8.33
ASH	max.	10.83		>	10.83
SULFUR	max.	0.60	*	>	0.60
SULFUR	min.	NA		<	NA
CHLORINE	max.	0.18		>	0.18
NITROGEN	max.	1.30		>	1.30

* Individual shipment limit of 1.20 lbs. SO2/MMBTU

SIZE (2” x 0”):
Top size (inches)**	max.	2x0	>	2x0
Fines (% by wgt)
Passing 1/4” screen	max.	50	>	50

% BY WEIGHT:
VOLATILE	min.	34	<	32
FIXED CARBON	min.	46	<	42
GRINDABILITY (HGI)	min.	45	<	42

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE
Initial Deformation	min.	+2550	min.	+2450
Softening (H=W)	min.	+2610	min.	+2500
Softening (H=1/2W)	min.	+2640	min.	+2550
Fluid	min.	+2670	min.	+2575

OXIDIZING ATMOSPHERE
Initial Deformation	min.	+2610	min.	+2500
Softening (H=W)	min.	+2660	min.	+2550
Softening (H=1/2W)	min.	+2690	min.	+2570
Fluid	min.	+2700	min.	+2590

(1) An actual Monthly Weighted Average will be calculated for each specification for coal delivered to the Kentucky Utilities Ghent generating station.

Note:	As used herein	>	means greater than:

		<	means less than.

§ 6.2                       Definition of “Shipment”.  As used herein, a “shipment” shall mean the quantity of coal actually loaded into one barge.

§ 6.3                       Rejection.

Buyer has the right, but not the obligation, upon written notification to Seller to reject any shipment which exceeds the Rejection Limits set forth in § 6.1, such written notice to be provided to Seller within forty-eight (48) hours after receipt of the coal analysis provided for in § 7.2 or such right to reject is waived.  In the event Buyer rejects such non-conforming coal as provided herein, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or, at Seller’s request, divert such coal to Seller’s designee, all at Seller’s cost and risk.  Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to the Rejection Limits set forth in § 6.1.  If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal.  Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal.  This remedy is in addition to all of Buyer’s other remedies under this Agreement and under applicable law and in equity for Seller’s breach.

If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in §6.1, or because such shipment contained a material amount of extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer.  Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

§ 6.4                       Suspension and Termination.

If the coal sold hereunder fails to meet one or more of the Guaranteed Monthly Weighted Averages set forth in §6.1 for any two (2) months in a six (6) month period or if 20% of the shipments in any month are rejectable by Buyer, then Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges.  Seller shall, within 15 days after written notice, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in §6.1.  If Seller fails to provide such assurances within said 15 day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the 15 day period.  A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods.  If Seller provides such assurances to Buyer’s reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option.  Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipment. If Seller, after such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3) barge shipments are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller’s breach.

SECTION 7.  WEIGHTS, SAMPLING AND ANALYSIS.

§ 7.1  Weights. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Seller on the basis of scale weights at the rail loading location unless another method is mutually agreed upon by the parties.  Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition.  Buyer shall have the right, at Buyer’s expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency.  If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

§ 7.2  Sampling and Analysis. The Seller has sole responsibility for quality control of the coal and shall forward its loading quality to the Buyer as soon as possible.  The sampling and analysis of the coal loaded hereunder shall be performed by Seller and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement.  All analyses shall be made in Seller’s laboratory or an independent laboratory at Seller’s expense.  Samples for analyses shall be taken by Seller’s approved procedures of sampling, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the loadings made hereunder.  Seller shall notify Buyer in writing of any significant changes in Seller’s sampling and analysis practices.  Any such changes in Seller’s sampling and analysis practices shall provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

Each sample taken by Seller shall be divided into 4 parts and put into airtight containers, properly labeled and sealed.  One part shall be used for analysis by Seller; one part shall be used by Seller as a check sample, one part shall be retained by Seller until thirty (30) days (“Disposal Date”) after the sample is taken, and shall be delivered to Buyer for analysis if Buyer so requests before the Disposal Date; and one part (“Referee Sample”) shall be retained by Seller until the Disposal Date.  Buyer, on reasonable notice to Seller, shall have the right to have a representative present to observe the sampling and analyses performed by Seller.  Unless Buyer requests a Referee Sample analysis before the Disposal Date, Seller’s analysis shall be used to determine the quality of the coal loaded hereunder.  The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

If any dispute arises before the Disposal Date, the Referee Sample retained by Seller shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller.  All testing of any such sample by the Independent Lab shall be at requestor’s expense unless the results differ by more than the applicable ASTM reproducibility standards, in such case Buyer will pay for testing.  If the Independent Lab results differ by more than the applicable ASTM reproducibility standards, the Independent Lab results will govern.  The cost of the analysis made by the Independent Lab shall be borne by Buyer to the extent that Seller’s analysis prevails and by Seller to the extent that the analysis of the Independent Lab prevails.

SECTION 8.  PRICE.

§  8.1 Base Price.  The base price (“Base Price”) of the coal to be sold hereunder will be firm during the entire term of this agreement in accordance with the following schedule, subject to adjustment only for quality variations pursuant to §8.2 and New Costs pursuant to §8.4:

BASE PRICE

PERIOD	LOADING POINT	($PER MMBTU)	($PER TON)

4/1/02 - 3/31/04	KRT-Ceredo Dock	1.80625 F.O.B. barge	$43.35

§ 8.2                       Quality Price Discounts.

(a)                                  The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Averages specifications for the Kentucky Utilities Ghent Generating Station, as set forth in §6.1. Quality price discounts shall be applied for each specification, for the Kentucky Utility generating station, to reflect failures to meet the Guaranteed Monthly Averages or Individual Shipment SO2 specifications set forth in §6.1, as determined pursuant to §7.2, subject to the provisions set forth below.  The discount values used are as follows:

MONTHLY DISCOUNT VALUES

$/MMBTU
BTU/LB.	0.2604

$/LB./MMBTU
ASH	0.0083
MOISTURE	0.0016

INDIVIDUAL SHIPMENT DISCOUNT VALUE

$/TON
SO2	3.00

(b)                                 Notwithstanding the foregoing, for each specification, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below. However, if the actual Monthly Weighted Average for the Kentucky Utilities Ghent generating station fails to meet such applicable Discount Point, then the discount shall apply to and shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit A attached hereto.

	Guaranteed Monthly Weighted Average	Discount Point

BTU/LB	Min. 12,000	11,800

LB/MMBTU:
ASH	Max. 10.83	10.83
MOISTURE	Max. 6.67	8.33

	Guaranteed Barge LbsSO2/Mmbtu	Discount Point
LB/MMBTU:
SO2	Max. 1.20	1.20

For example, if the actual Monthly Weighted Average of ash equals 11.00 lb/MMBTU, then the applicable discount would be (11.00 lb. – 10.83 lb.) X $.0083/lb/MMBTU = $.001411/MMBTU.

§ 8.3                       Payment Calculation Exhibit A attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller’s coal is unloaded by Buyer.  If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

§ 8.4                       New Costs. The Base Price shall be subject to adjustment only in the event that new or amended applicable Federal, state or local statutes, laws, rules, regulations, orders, or other governmental impositions or a change in the interpretation  of any such statutes, laws, rules, regulations, orders or other governmental impositions on the coal to be supplied hereunder, including but not limited to tax increases or decreases that occur after April 1, 2002, which cause Seller’s or its affiliate’s cost of the mining, processing, transportation, delivery or sale of  coal to Buyer under this Agreement to increase or decrease.  Seller shall promptly provide written notice to Buyer of any such changes and supply sufficient documentation for Buyer to verify any such change.  Either Buyer or Seller may request a Base Price adjustment under this Section 8.4, which shall be comprised of no more than the reasonable costs directly associated with the effect of such change on the coal to be supplied hereunder.  If the non-requesting party agrees to the requested price adjustment, such adjustment, shall be made effective on the first day of the calendar month following the effective date of any change, (except when such change is effective on the first day of the month in which case the adjustment shall be made as of such date).  If the non-requesting party rejects the request of the requesting party for a Base Price adjustment, the requesting party, at its option within fifteen days thereafter, may terminate the contract with thirty days’ written notice to the other party without liability due to such termination for either party.

SECTION 9.  INVOICES, BILLING AND PAYMENT.

§ 9.1                       Invoicing:

Invoices for Kentucky Utilities will be sent to the following address:

Kentucky Utilities Company

220 West Main Street

Louisville, KY  40202

Attention: Director, Corporate Fuel

Fax No.: (502) 627-3243

§ 9.2                       Invoice Procedures for Coal Shipments. Seller shall invoice Buyer at the Base Price including any adjustments, and reconciliations as provided herein, for all coal unloaded in a calendar month by the fifteenth (15th) of the following month. In the event that any adjustment is not calculated in time for inclusion on the invoice, such adjustment(s) may be stated as a retroactive adjustment on the invoice next following the calculation date.  A statement showing the basis for the adjustment shall accompany the invoice.

§ 9.3                       Payment for Coal Shipments.  For all coal unloaded at the Ghent Station between the first (1st) and fifteenth (15th) days of any calendar month, Buyer shall make preliminary payment for eighty-five percent (85%) of the amount owed for the Coal (based on the assumption that the Coal will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of unloading, except that, if the 25th is not a regular work day, payment shall be made on the next regular work day.  For all Coal unloaded at the Ghent Station between the sixteenth (16th) and the last day of any calendar month, Buyer shall make preliminary payment for eighty-five percent (85%) of the amount owed for the Coal (based on the assumption that the Coal will meet all guaranteed monthly quality parameters) by the tenth (10th) day of the month following the month of unloading, except that, if the 10th is not a regular work day, payment shall be made on the next regular work day.

Preliminary payment shall be in the amount of eighty-five percent (85%) of the then current price on a dollar per ton basis as calculated by the guaranteed monthly weighted average BTU/lb. and the then current Base Price in cents per MMBTU.

A reconciliation of amounts paid and amounts owed shall occur by the twenty-fifth (25th) day of the month following the month of unloading.  (For example, Buyer will make one initial payment by August 25 for eighty-five percent (85%) of Coal delivered August 1 through August 15, and a second payment by September 10 for eighty-five percent (85%) of Coal delivered August 16 through August 31.  A reconciliation will occur by September 25 for all deliveries made in August.)  The reconciliation shall be made as follows: Seller shall invoice Buyer on or before the 15th day of the month following the month of delivery.  The amount due for all Coal (based on the Base Price minus any Quality Price Discounts) delivered and unloaded and accepted by Buyer during any calendar month shall be calculated and compared to the sum of the preliminary payments made for Coal delivered and unloaded and accepted during such month.  The difference shall be paid by or paid to Seller, as applicable, by the twenty-fifth (25th) day of the month following the month of unloading, except, that, if the 25th is not a regular work day, payment shall be made on the next regular work day.  Payment for coal unloaded in a calendar month shall by mailed or wired by the 25th of the month following the month of unloading, except that, if the 25th is a weekend or a holiday observed by the Buyer, payment shall be made on the next business day or within ten days after receipt of Seller’s invoice, whichever is later.  Buyer shall electronically transfer all payments to Seller’s account at:

Massey Coal Sales Company, Inc.

SUN TRUST BANK, Richmond, VA.

Account No.   201367459

ABA No.   051000020

§ 9.4                       Withholding.  Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which are the subject of a good faith dispute provided, however, that Buyer shall pay all amounts then due which are not disputed; and (ii) any amounts owed to Buyer from Seller.  Buyer shall notify Seller promptly in writing of any such dispute, stating the basis of its claim and the amount it intends to withhold.

Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

SECTION 10.                     FORCE MAJEURE.

§ 10.1  General Force Majeure.  If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods or earthquakes, or any similar events which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event.  The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event.

During any period in which Seller’s ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller’s ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller’s ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. An event which affects the Seller’s ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

Tonnage deficiencies resulting from Buyer’s force majeure event shall be made up at Seller’s sole option on a mutually agreeable schedule; tonnage deficiencies resulting from Seller’s force majeure event shall be made up at Buyer’s sole option on a mutually agreeable schedule.

§ 10.2  Environmental Law Force Majeure.  The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder.  If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and/or in the handling and utilization of the coal at Buyer’s generating station; and if in Buyer’s sole judgment such actions will not, without unreasonable expense to either Buyer or Seller, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party except for shipments already loaded onto barges and/or in transit to Buyer.

SECTION 11.  CHANGES.  Buyer may, by mutual agreement with Seller, at any time by written notice pursuant to § 12 of this Agreement, make changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer of title and risk of loss), method(s) of weighing, sampling or analysis and such other provision as may affect the suitability and amount of coal for Buyer’s generating stations.

If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

Any claim by the Seller for adjustment under this § 11 shall be asserted within thirty (30) days after the date of Seller’s receipt of the written notice of the requested change, it being understood, however that Seller shall not be obligated to modify this Agreement until an equitable adjustment has been agreed upon.  The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

SECTION 12.                     NOTICES.

§ 12.1  Form and Place of Notice. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media (with confirmation), delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If to Buyer:                                                                                    Kentucky Utilities Company

220 West Main Street

Louisville, Kentucky 40202

Attn.:  Director, Corporate Fuels

Fax No.: (502) 627-3243

If to Seller:                                                                                       Massey Coal Sales Company, Inc.

P.O. Box  26765

Richmond, Virginia  23261

Attn: Senior Vice-President

Fax No.: (804) 788-1811

With a copy to:

A.T. Massey Coal Co., Inc.

P.O. Box 26765

Richmond, Virginia 23261

Attn: General Counsel

Fax No.: (804) 788-1804

§ 12.2  Change of Person or Address.  Either party may change the person or address specified above upon giving written notice to the other party of such change.

§ 12.3  Electronic Data Transmittal.  Seller hereby agrees, at Seller’s cost, to electronically transmit shipping notices and/or other data to Buyer in a mutually acceptable format.

SECTION 13.                     RIGHT TO RESELL.  Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement.

SECTION 14.                     INDEMNITY AND INSURANCE.

§ 14.1  Indemnity.  Both parties agree to indemnify and save harmless the other, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney’s fees)  (i) due to any failure of either party to comply with laws, regulations or ordinances, or (ii) due to the acts or omissions of either party in the performance of this Agreement.  Notwithstanding the foregoing, neither party shall be liable to the other for any consequential, incidental, special, punitive, exemplary or indirect damages, lost profits, or business interruption damages, whether by statute, in tort or in contract arising out of the performance of any of the obligations under this Agreement.

§ 14.2  Insurance.  Seller agrees to carry insurance coverage with minimum limits as follows:

(1)                         Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

(2)                         Automobile General Liability, $1,000,000 single limit liability.

(3)                         In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

(4)                         Workers’ Compensation and Employer’s Liability with statutory limits.

If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement.  Certificates of

Insurance satisfactory in form to the Buyer and signed by the Seller’s insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than 30 calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies.  The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder.  Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above.  Seller’s liability shall not be limited to its insurance coverage.

SECTION 15.                     TERMINATION FOR DEFAULT.

Subject to § 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a breach of a representation and warranty set forth herein, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than 30 days after the date of the notice (the “notice period”).  If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach.  If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

SECTION 16.                     TAXES, DUTIES AND FEES.

Seller shall pay when due, and the price set forth in § 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement, as such price may be adjusted pursuant to § 8.4.

SECTION 17.                     DOCUMENTATION AND RIGHT OF AUDIT.

Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement.   Buyer shall have the right, at its sole cost and expense, to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement.

SECTION 18.                     EQUAL EMPLOYMENT OPPORTUNITY.  To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference:  Equal Opportunity regulations set forth in 41 CFR § 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin;  Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR § 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

SECTION 19.                     COAL PROPERTY INSPECTIONS.  Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense upon reasonable notice to

Seller to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement. Seller shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, “Visitors”) who inspect the Coal Property. Any such Visitors shall make every reasonable effort to comply with Seller’s regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws.  Buyer understands that mines and related facilities are inherently high-risk environments.  Buyer’s failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer’s rights hereunder.

SECTION 20.                     WARRANTIES.  OTHER THAN THOSE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, WRITTEN OR, EXPRESS OR IMPLIED, IN CONNECTION WITH THE SALE AND PURCHASE OF COAL HEREUNDER.  ALL WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USEAGE OF TRADE ARE SPECIFICALLY EXCLUDED.

SECTION 21.                     MISCELLANEOUS.

§ 21.1  Applicable Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

§ 21.2  Headings.  The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

§ 21.3  Waiver.  The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

§ 21.4  Remedies Cumulative.  Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

§ 21.5  Severability.  If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

§ 21.6  Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

§ 21.7  Assignment.

A.  Seller shall not, without Buyer’s prior written consent, which may be withheld in Buyer’s discretion, make any assignment or transfer of this Agreement, by operation of law or otherwise, including without limitation any assignment or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of Seller hereunder; provided, however, that Seller may assign the right to receive payments for coal directly from Buyer to a lender as part of any accounts receivable financing or other revolving credit arrangement which Seller may have now or at any time during the term of this Agreement.

B.  Buyer shall not, without Seller’s prior written consent, which consent shall not be unreasonably withheld, assign this Agreement or any right for the performance of or right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer, or to Buyer’s affiliate.

C.  In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

§ 21.8  Entire Agreement.  This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.  Without limiting the foregoing (a) this Agreement shall not be construed as a requirements or similar agreement, and (b) this Agreement shall not be construed as affecting Buyer’s ability to negotiate with and/or acquire other sources of coal from third parties throughout the term hereof.

§ 21.9  Amendments.  Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER	SELLER
KENTUCKY UTILITIES COMPANY	MASSEY COAL SALES COMPANY, INC.

By:	By:

Paul W. Thompson
	Senior VP - Energy Services	Its:

Date:		Date:

Exhibit A

EXHIBIT A

SAMPLE COAL PAYMENT CALCULATIONS

Total Evaluated Coal Costs for Contract No. KU F02850

For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data

1)	Base F.O.B. price per ton:	$43.35	/ton

1a)	Tons of coal delivered:		tons

2)	Guaranteed average heat content:	12,000	BTU/LB.

2r)	As received monthly avg. heat content:		BTU/LB.

2a)	Energy delivered in MMBTU:		MMBTU

[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU
[( ) *2,000 lb./ton*( )]*MMBTU/1,000,000 BTU

2b)	Base F.O.B. price per MMBTU:	$1.80625	MMBTU

{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU
{[( /ton)/( BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU

3)	Guaranteed shipment. max. SO2	1.20	LBS./MMBTU

3r)	Number of tons > 1.20 lbsSO2/Mmbtu		TONS

4)	Guaranteed monthly avg. ash	10.83	LBS./MMBTU

4r)	As received monthly avg. ash		LBS./MMBTU

5)	Guaranteed monthly avg. max. moisture	6.67	LBS./MMBTU

5r)	As received monthly avg. moisture		LBS./MMBTU

	Section II	Discounts
Assign a (-) to all discounts (round to (5) decimal places)

6d)	BTU/LB.: If line 2r <11,800 BTU/lb. then:
{1 - (line 2r) / (line 2)} * $0.2604/MMBTU
	{1 - ( ) / ( )} * $0.2604 =	$	/MMBTU

7d)	SO2: If any individual shipment is greater than 1.20 lbs./MMBTU
[(line 3r) * $3.00 per ton] / line 2a
	[ ( ) * (3.00) ] / ( ) =	$	/MMBTU

8d)	ASH: If line 4r is greater than 10.83 lbs./MMBTU
[ (line 4r) - (line 4) ] * 0.0083/MMBTU
	[ ( ) - ( ) ] * 0.0083 =	$	/MMBTU

9d)	MOISTURE: If line 5r is greater than 8.33 lbs./MMBTU
[ (line 5r) - (line 5) ] * 0.0016/MMBTU
	[ ( ) - ( ) ] * 0.0016 =	$	/MMBTU

	Section III	Total Price Adjustments

Determine total Discounts as follows:

Assign a (-) to all discounts (round to (5) decimal places)

	Line 6d:	$	/MMBTU

	Line 7d	$	/MMBTU

	Line 8d	$	/MMBTU

	Line 9d	$	/MMBTU

10)	Total Discounts (-):

	Algebraic sum of above:	$	/MMBTU

11)	Total evaluated coal price = (line 2b + (line 10)

12)	Total discount price adjustment for Energy delivered:
(line 2a) * (line 10) (-)
	$ /MMBTU +	$	/MMBTU	=	$

13)	Total base cost of coal
(line 2a) * (line 2b)
	$ /MMBTU +	$	/MMBTU	=	$

14)	Total coal payment for month
(line 12) + (line 13)
	$ /MMBTU +	$		=	$

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) is made and entered into this 1st day of January 2002 by MASSEY ENERGY COMPANY (“Massey”), a Delaware corporation, with offices at 4 North Fourth Street, Richmond, Virginia 23219, to and for the benefit of KENTUCKY UTILITIES COMPANY (“Buyer”), a Kentucky corporation, with offices at 220 West Main Street, Louisville, Kentucky 40202.

WHEREAS, Buyer and Massey Coal Sales Company, Inc. (“Seller”), a Virginia corporation, with offices at 4 North Fourth Street, Richmond, Virginia 23219, propose to enter into a Coal Supply Contract dated on or about January 1, 2002 (“Contract”) for a coal supply from Massey’s Elk Run, Progress, Black Castle and Bandmill Mines, located in Boone and Logan Counties, West Virginia (the “Coal Property”); and

WHEREAS, Buyers performance under the Contract will benefit Massey through the Seller, and to induce Buyer to enter into the Contract, Massey is willing to guarantee to Buyer, its successors, representatives and assigns, Seller’s performance of Seller’s obligations (collectively, the “Obligations”) set forth in the Contract and any extension or amendment thereof.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Massey hereby agrees as follows:

1)                                      Guaranty - Massey guarantees to Buyer Seller’s performance of the Obligations and agrees that this Guaranty shall inure to the benefit of and may be enforced by Buyer, its successors, representatives and assigns.

2)                                      Acceptance and Amendments - Massey waives notice of acceptance of this Guaranty, and consents to any and all waivers and extension of the time of performance and to any and all changes, modifications or amendments in the terms, covenants and conditions in the Contract hereafter made or granted.

3)                                      Buyer’s Remedies - Massey agrees that this Guaranty may be enforced by Buyer without first enforcing Buyer’s rights under the Contract against Seller; provided, however, that nothing herein contained shall prevent Buyer from enforcing the Contract with or without making Massey a party to the suit.

4)                                      Massey’s Defenses - Except as otherwise provided in Section 5 of this Guaranty, Massey shall be entitled to the benefit of any defenses which Seller may have to the enforcement by Buyer of any of the Obligations.

5)                                      Seller’s Bankruptcy - Massey agrees that its obligations under this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Seller (or Seller’s estate in bankruptcy) resulting from the operation of any present or future provision of the federal bankruptcy law or other similar statute.

6)                                      Expenses - If any claim by Buyer is successfully prosecuted against Massey under this Guaranty, Massey shall reimburse Buyer for all reasonable expenses incurred by Buyer in connection therewith, including reasonable attorneys’ fees.

7)                                      Representations - Massey represents that:

a.                                                                                       Massey is a validly organized corporation duly existing and in good standing under the laws of the State of Delaware.

b.                                                                                      The giving of this Guaranty is within Massey’s corporate powers.

c.                                                                                       The giving of this Guaranty has been pursuant to all necessary corporate action and does not contravene any law or any contractual restriction binding on Massey.

d.                                                                                      This Guaranty is a legal, valid and binding obligation, enforceable against Massey in accordance with its terms.

8)                                      Waiver by Buyer - The failure of Buyer to enforce any of the provisions of this Guaranty at any time or for any period of time shall not be construed to be a waiver of any such provision or of the right thereafter to enforce the same.

9)                                      Governing Law - This Guaranty shall be interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky.

10)                                Notices - Any notice, request, consent, demand, report or statement which is given to or made upon either party hereto by the other party hereto under any of the provisions of this Guaranty shall be in writing unless otherwise provided herein and shall be treated as duly delivered when the same is received by the party to be notified whether by personal delivery, or by the United States mail, as evidenced by a receipt or by telecopier and confirmed by United States mail, as evidenced by a receipt.  Notices shall be properly addressed as follows:

As to Buyer:                                                                            Kentucky Utilities Company

220 West Main Street

Louisville, Kentucky  40202

Attn: Director, Corporate Fuels

As to Seller:                                                                               Massey Coal Sales Company, Inc.

PO Box 26765

Richmond, Virginia  23261

Attn: Senior Vice-President

As to Massey:                                                                 Massey Energy Company

PO Box 26765

Richmond, Virginia  23261

Attn: President

Either party hereto may change its address or representative for the purposes of notices or communications hereunder by furnishing notice thereof to the other party in compliance with this provision

11)                                Assignment - Massey’s rights and obligations under this Guaranty may be assigned to the ultimate parent company of an approved assignee of Seller’s rights and obligations under the Contract, provided the assignment provisions of the Contract shall control and provided further, such that a wholly-owned subsidiary or wholly affiliate company of the ultimate parent takes title to the Coal Property.  If such assignee is not owned either directly or indirectly by Massey and if Buyer has agreed to release Seller from the Obligations, this Guaranty shall terminate and Massey shall be released from any further obligations or liabilities hereunder.  If another company with substantial assets becomes the new ultimate parent company of Seller, Massey may, with Buyer’s written approval, assign its rights and obligations hereunder to such other company and thereafter, as to Massey, this Guaranty shall terminate, and Massey shall be released from any further obligations or liabilities hereunder.

IN WITNESS WHEREOF, Massey has executed this Guaranty as of the date first written above.

MASSEY ENERGY COMPANY

By:
Its:

ATTEST: